Exhibit 10.1

CONFIDENTIAL

DEVELOPMENT AND SUPPLY AGREEMENT

This Supply Agreement is made and entered into as of the 28th day of June, 2013 (Effective Date), by and between:

On the one part:

Immuron Ltd,. an Australian corporation having its principal place of business located at 39 Leveson Street, North Melbourne. Victoria 3051, Australia (Immuron); and

And on the other part:

Synlait Milk Ltd. of 1028 Heslerton Rd, RD13, Rakaia, Canterbury, New Zealand (Synlait).

Background

A.	Immuron has developed technology, know-how and intellectual property relating to the production of antibodies in colostrum, including protocols relating to injection of antigens for the development of such antibodies.

B.	Synlait is a New Zealand based company specialising in the processing of infant formula and special milk powders with expertise in on-farm manipulation of milk (including colostrum), processing technologies, product development and marketing; and

C.	The parties entered into a Supply Agreement on 21 July 2011 (Original Agreement) for the supplier of certain HIC (as defined below) powder for Immuron’s product lines. Since the time of that Agreement, the parties have engaged in developing the process of manufacture of the HIC for the commercial supply to Immuron of that product.

D.	This Agreement reflects the terms and conditions pursuant to which the parties have partnered since commencement of the Original Agreement, including the development of the HIC manufacturing and testing process and preparation for the commercial supply of HIC from Synlait to Immuron.

It is agreed as follows:

1.	Scope, Definitions, Interpretation and Representations

1.1	Applicability of this Agreement.

This Agreement amends the Original Agreement only to the extent that it expressly differs from the Original Agreement. Otherwise, the terms and conditions of the Original Agreement shall remain unchanged and in full force and effect. The parties acknowledge and agree that the terms and conditions of this Agreement reflect the basis on which they have been transacting business since the commencement of the Original Agreement.

1.2	Definitions. In this Agreement:

“Affiliate” means, in relation to each party, an entity Controlling, Controlled by, or under common Control with that party, where “Control” of another corporation or entity shall mean that a Person or entity: (i) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other corporation or entity or is entitled to at least a fifty percent (50%) share of such other corporation’s profits, (ii) possesses, directly or indirectly the power to manage, direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity, or (iii) has actual control over the management, business and affairs of the corporation or other entity.

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“Development” means development of the processes as described in Section 2.6.

“HIC” means hyper immune bovine colostrum.

“Immuron IP” means all intellectual property of any nature whatsoever owned by or licensed in to Immuron, and includes:

(a)	the Immuron Know-How; and

(b)	all patent application and patents filed in the name of Immuron including those patent application belonging to the patent families of patent application PCT/AUPCT2004/000773 and all patents issuing thereon anywhere in the world; and

“Immuron Know-How” means all Immuron’s trade secrets relating to the production of HIC, including its SOPs therefor, method of preparing vaccines, and methods and procedures for collection, storing and transporting HIC.

“Synlait IP” means all intellectual property of any nature whatsoever owned by or licensed in to Synlait, including intellectual property relating to high responding dairy herds and the Synlait Know-How and all patent applications and patents issuing thereon anywhere in the world that claim the foregoing.

“Synlait Know-How” means know-how and trade secrets relating to the on-farm collection of HIC, production of HIC, including its SOPs therefor, method of preparing vaccines, and methods and procedures for storing, transporting and processing HIC.

“Patents” means all rights associated with all United States and non-US patents (including all reissues, extensions, confirmations, registrations, re-examinations, and inventor’s certificates) and all United States, non-US foreign and international patent applications including, without limitation, all substitutions, continuations, continuations-in-part, provisional applications and divisional applications thereof.

“Term” means the term of the Agreement specified in Section 10.1.

1.3	Interpretation – general. In this Agreement, unless the context requires otherwise:

(a)	the headings are used for convenience only and do not affect the interpretation of this Agreement;

(b)	if something is to be done on a day which is not a business day then it must be done on the next business day;

(c)	“person” is an entity capable of entering into legally binding obligation including a natural person, firm and a corporation.

(d)	money amounts are stated in New Zealand currency unless expressly otherwise specified;

(e)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) includes that statute as amended, consolidated, re-enacted or replaced from time to time;

(f)	a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body which performs most closely the functions of the defunct body.

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1.4	General Representations. Each party hereby represents and warrants to the other that:

(a)	it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder;

(b)	it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)	this Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.	Licenses Granted to Synlait

2.1	Non Exclusive Production License. Subject to the terms of this Agreement, Immuron hereby grants to Synlait a non-exclusive and non-sublicensable license under the Immuron IP with the right to use the Immuron IP within Synlait for vaccination of dairy herds with Immuron’s vaccines, and for collection and production of HIC in the South Island of New Zealand on behalf of Immuron (for delivery to Immuron). At Synlait’s request, Immuron will supply to Synlait a letter to confirm Synlait’s on-going access rights to Immuron’s proprietary vaccines.

2.2	Synlait’s high responding Herd System. The provisions of this Section 2 shall not in any way prevent Synlait form developing a hyper-immune production platform which describes an elite herd of high responding cows being pooled together by phenotypic screening and processing techniques to optimise immuno-activity of end product milk powders.

2.3	Qualifications relating to Bright Dairy. Synlait represents and warrants to Immuron that:

(a)	Bright Dairy and Food Co Ltd (Bright Dairy) is a shareholder of Synlait and, as at the Effective Date, own 51% of Synlait;

(b)	the agreement by which Bright Dairy became a shareholder of Synlait restricts Bright Dairy from accessing Synlait’s technology including the Synlait Know-How and the Immuron IP licensed to Synlait under this Agreement.

2.4	Transfer of Immuron Know-how. In support of each of the license under Section 2.1, Immuron shall transfer to Synlait the Immuron Know-how relevant to each of them respectively for the exercise of their rights hereunder, including process protocols and other Immuron Know-How relevant to the production of HIC. The time for and manner of delivery of the Immuron Know-How shall be agreed to by the parties. The parties shall regularly communicate in good faith through the Steering Committee in relation to Synlait’s use of the Immuron Know-How.

2.5	The supply of Personnel. To effect the transfer of Know-how as contemplated under Section 2.4, Immuron will arrange at its own cost, for one of its representatives to attend Synlait in New Zealand and impart the Immuron Know-how to the extent required to assist Synlait with the production of HIC, including in relation to SOPs and other information relating to vaccinating dairy herds.

2.6	Development. Synlait shall develop processes and know-how in support of the production on behalf of Immuron and the supply to Immuron of HIC. Synlait shall have the right and obligation to integrate the Immuron Know-how into its own production system in order to develop processes and know-how for Immuron product. Synlait shall develop:

(a)	processes and know-how that will enable the application and use of the Immuron know-how to its system of dairy production and dairy herd management; and

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(b)	standard operating procedures and other processes that will support the production and supply to Immuron of HIC.

3.	Production by Synlait of HIC Products

Supply of Vaccines

3.1	Vaccine Supply. Immuron shall, in accordance with the terms of this Agreement, supply to Synlait:

(a)	vaccines in ready to use formulation and/or component parts that are required for the production of HIC on Immuron’s behalf; and

(b)	information in Immuron’s possession that will reasonably be required by Synlait to enable it to attain regulatory registration within New Zealand for the lawful vaccination of dairy cows for the production of HIC, such as certificates of analysis and animal safety data.

Without limiting Immuron’s obligations under this Section 3.1, the parties will cooperate for the purpose of obtaining any necessary regulatory approvals in relation to the use of Immuron’s vaccines in New Zealand.

3.2	Immuron’s Warranties - Vaccines. Immuron warrants to Synlait that:

(a)	the vaccines supplied to Synlait under Section 3.1 shall comply with the specifications set out in Schedule 1; and

(b)	Immuron shall, throughout the term of this Agreement; (i) maintain all Australian regulatory approvals necessary to lawfully produce and supply to Synlait the vaccines described in Section 3.1, and (ii) comply with all Australian laws and regulations, as well as any applicable international conventions which have the force of law, in performing its obligations hereunder.

3.3	Time for Delivery of Vaccines. The time for delivery to Synlait of vaccines needed for the production of HIC under Section 3.8, shall be coordinated between the parties, with the expectation that such time shall be at least one (1) month in advance of the agreed date for vaccinating cows.

Ordering by and Supply to Immuron of HIC

3.4	Ordering HIC. The timing of Immuron’s orders for HIC from Synlait must be at least two (2) months before the anticipated first vaccination date. Since HIC collection at Synlait takes place from the 4th week of July to the 2nd week of September each year (this does not consider the winter milking herds), the timing of orders must be before March 15th for vaccination to occur on May 15th for early August collection. Immuron’s orders should be in writing and specify:

(a)	the desired quantity of HIC;

(b)	Immuron’s specifications for the HIC and Immuron’s labelling and packaging requirements.

3.5	Production of HIC for Immuron. Synlait shall produce HIC and deliver to Immuron pursuant orders placed by Immuron under Section 3.4, HIC that contain antibodies reactive to the vaccine/s described in Section 3.1. Synlait shall be responsible for vaccinating cows, collecting HIC and then processing it, all pursuant to the licenses granted to it under Section 2. Without limiting the foregoing and notwithstanding the transfer to Synlait of the Immuron Know-How, Synlait shall be entirely responsible for complying with all regulatory requirements, including in relation to the use of vaccine in New Zealand and vaccination of dairy herds therewith.

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3.6	Compliance with Immuron’s Specifications And Directions. The methods and processes, including standard operating procedures, that Synlait applies to producing HIC under this Agreement shall conform with Immuron’s specifications and directions from time to time. Synlait acknowledges that Immuron requires GMP production of HIC and will work with Immuron to achieve such standards. The parties will cooperate to ensure that such methods and processes both comply with the regulatory requirements imposed on Immuron and are consistent with Synlait’s capabilities. In support of such cooperation, Synlait will allow access to Immuron’s nominated representative to its premises and facilities, all subject to reasonable advance notice.

3.7	Synlait’s Warranty. Synlait warrants to Immuron that, throughout the term of this Agreement it shall maintain all New Zealand regulatory approvals and comply with all New Zealand laws and regulations relating to the use of the vaccines supplied to it by Immuron under Section 3.1 and to the production of HIC hereunder.

3.8	Delivery of HIC. Synlait shall deliver to Immuron the HIC ordered under Section 3.4. Delivery shall be by airfreight, CIP (Incoterms 2010) with nominated destination in Australia in accordance with Immuron’s specification, and in accordance with the specifications set out in Section 3.9. The time for delivery of such order shall be within six (6) months of Immuron’s corresponding order and shall be coordinated by mutual consent of the parties. Accompanying each delivery of HIC, Synlait shall deliver to Immuron a certificate of analysis and a certificate of origin along with other legal export documents. Synlait warrants to Immuron that the HIC delivered hereunder shall be free and clear of all encumbrances and Synlait shall be entitled to make delivery thereof to Immuron. Immuron acknowledges and agrees that: (i) Synalit shall not be required to store HIC at its premises on Immuron’s behalf free of charge for a period exceeding two (2) months, and (ii) there may be some variance in HIC delivered to Immuron, compared to the quantity ordered (acceptable variance limits yet to be defined and agreed by the parties). If Immuron shall require Synalit to store HIC at its premises on Immuron’s behalf for a period exceeding two (2) months, the parties shall negotiate an appropriate price. Storage for up to 2 months shall be free of charge.

3.9	Warranty - Condition of HIC. Synlait warrants that the HIC delivered hereunder to Immuron shall comply with the specifications set out in Schedule 2 attached hereto.

3.10	Defective Product. Immuron shall be entitled to reject HIC delivered to it by Synlait that does not comply with the specifications set out in Section 3.9 by delivering to Synlait written notice to such effect, provided that Immuron does so within one (1) month of receipt thereof and further provided that Synalit’s failure to comply with the said specifications did not result directly from Immuron’s advice or instructions to Synlait. Unless otherwise agreed by the parties Synlait shall bear all costs and expenses of and associated with the return to Synlait of defective product and the re-supply to Immuron.

3.11	Nature of Performance. Synlait shall perform its production activities described herein in a lawful, competent, professional and timely manner with the degree of skill, care and diligence expected of a company expert and experienced in performing such activities. Without limiting the generality of the foregoing, Synlait shall, throughout the term of this Agreement: (i) maintain all regulatory approvals necessary to lawfully produce and supply to Immuron HIC that Immuron orders hereunder, and (ii) comply with all New Zealand laws and regulations, as well as any applicable international conventions which have the force of law, in performing its obligations hereunder.

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4.	Payments

4.1	Immuron to Pay for Development. Immuron shall pay Synlait for the Development. The amount payable by Immuron for such development shall be two hundred and sixty thousand New Zealand dollars (NZ$260,000).

4.2	Synlait to discount HIC in year 1: In recognition that year 1 includes a significant development contribution by both Immuron and Synlait in order to establish the business, Synlait will discount the purchase price of HIC in year 1 by an amount equivalent to the fee for the Development (Clause 4.1).

4.3	Immuron to Pay for HIC. Immuron shall pay Synlait for the supply to it of HIC. In the first year of this Agreement, the time for payment shall be:

(a)	ten percent (10%) of the expected order price upon Immuron placing an order under Section 3.4;

(b)	forty percent (40%) of the expected order price upon within two (2) weeks of Synlait delivering to Immuron written notice that it is about to commence processing the collected colostrums less the amount payable under Section 4.1; and

(c)	the balance of the expected order price within thirty (30) days from date of Immuron receiving export documents corresponding to its order.

Following the first year supply of HIC payment terms for each order will be.

(d)	thirty percent (30%) of the expected order price upon within two (2) weeks of Synlait delivering to Immuron written notice that it is about to commence processing the collected colostrum; and

(e)	the balance of the order price within thirty (30) days from date of Immuron receiving export documents corresponding to its order.

4.4	Price for HIC. The price payable by Immuron for HIC shall be negotiated in advance of the first delivery of HIC, which shall be based on the following prices:

(i)	For up to 2.5MT of HIC (based on use of Synlait special milk drier) per kg delivered to Melbourne.

(ii)	For between 2.5MT and 6T of HIC (based on use of Synlait special milk drier) per kg delivered to Melbourne.

(iii)	For in excess of 6MT of hyperimmune colostrum (based on use of Synlait special milk drier) per kg delivered to Melbourne

All prices are inclusive of all transport and insurance costs and levies. Synlait shall be entitled to increase the said price provided that any such increase shall comply with Section 4.5.

4.5	Price Adjustments. Synlait shall be entitled to increase the price specified in Section 4.4 provided that it first:

(a)	delivers to Immuron at least 6 months advance written notice of its intention to do so:

(b)	consults with Immuron in relation to the reasons for its intended price increase;

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(c)	obtains Immuron consent in relation to the necessity for implementing changes in its manufacturing process as a result of which a price increase may be warranted.

4.6	Late Payments. Any payments which the Payor is due hereunder to pay to the Payee that is not paid on or before the date such payments are due shall bear interest, to the extent permitted by law, at the rate of one and a half percent (0.5%) per month, compounded monthly with interest calculated based on the number of days that payment is delinquent.

5.	Term and Termination

5.1	Term of this Agreement. This Agreement shall commence on the Effective Date and, subject to the provisions for termination herein, will remain in force for 5 years(the “Term”). The term will be automatically extended for a further 3 years after the initial term unless agreed otherwise by the parties.

5.2	Termination for Breach. If a party shall at any time be in material default or breach of any of the terms and conditions herein, including the parties’ respective payments obligations under Section 4, and shall fail to remedy any such default or breach within thirty (30) days after written notice thereof is provided to it by the other party, such other party may in its sole discretion, either terminate this Agreement in its entirety by delivering to the other party thirty (30) days’ written notice to such effect. In the event of Synlait’s breach, Immuron shall also be entitled to terminate the licenses granted to Synlait under Section 2 to the extent that they relate to the production of HIC on Synlait’s behalf.

5.3	Insolvency/Bankruptcy/change of control. Each party shall have the right to terminate this Agreement forthwith by giving written notice to the other party to such effect if such other party shall make an arrangement for the benefit of creditors, or if proceedings a party enters voluntary or involuntary liquidation or bankruptcy, or if a receiver or trustee of the property of such party shall be appointed, or if any proceedings are commenced by or against such party and in respect of such party under any provisions of any law relating to bankruptcy, liquidation or insolvency, or, in the case of Synlait, if its agreement with Bright Dairy is amended with respect to Bright Dairy’s access to Synlait’s and/or Immuron’s intellectual property or with respect to its control over Synlait’s operations that use Immuron’s intellectual property, provided that if Synlait lists its shares for trade on a recognized stock exchange, the parties shall review Immuron’s rights of termination under this Section 5.3 to assess whether such rights ought to be adjusted in view of such listing (and any change to such rights shall be made in accordance with Section 10.10).

5.4	No Prejudice. Where a party terminates this Agreement, in no event shall such act prejudice any cause of action or claim of the terminating party that has accrued or may accrue on account of any default or breach by the other party.

5.5	Effects of Termination - the Synlait License. Upon termination of the Agreement, Synlait shall:

(a)	immediately cease all activities permitted under the licenses granted to it hereunder and all rights granted to Synlait thereunder shall revert to Immuron;

(b)	immediately deliver up to Immuron all vaccine that Immuron supplied to Synlait and all Immuron Know-How including all electronic and other documents containing Immuron Know-How or part thereof;

(c)	remain liable to Immuron for all HIC ordered by immuron prior to the date of termination.

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5.6	Survival. Expiry or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, including the payment obligation specified in Section 8. Without limiting the foregoing, Sections 3.2, 3.7 and 5 through 10 (both inclusive), shall survive the termination or expiry of this Agreement.

6.	Intellectual Property Rights

As between the parties:

(a)	Immuron owns and, subject to the express grant of the licenses hereunder to the Synlait, has the right to use and otherwise exploit the Immuron IP, except that Synlait shall not in any way be prevented from using any Immuron IP in any manner whatsoever to the extent that such intellectual property overlaps or otherwise comprises Synlait IP; and

(b)	Synlait owns and, subject to any express licenses hereunder to Immuron, has the right to use and otherwise exploit the Synlait IP.

7.	Indemnity, Insurance and Limitation of Liability

7.1	Synlait’s Indemnity. Synlait shall indemnify, defend, and hold harmless Immuron and its officers, directors, employees, and agents and their respective successors, heirs and assigns (the “Immuron Indemnitees”), against any and all liability, damage, loss and expense, including reasonable attorneys’ fees and expenses of litigation, incurred by or imposed upon any of the Immuron Indemnitees in connection with any claims, suits, actions, demands or judgments (“Synlait Indemnifying Claims”) arising out of any theory of liability, including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis, concerning: (i) the vaccination of dairy cattle with the vaccine supplied by Immuron under Section 3.1, or (ii) Synlait’s or its Affiliates’, distributors’, agents’ or licensees’ exploitation of any HIC or otherwise the Immuron IP and/or the development, manufacture, marketing, sale, use and/or promotion, importation and export of HIC that Synlait produces with the use of vaccines that Immuron supplies to Synlait or otherwise that it uses in its production or incorporates Immuron IP, except to the extent that any Synlait Indemnifying Claims are the result of Immuron’s gross negligence or willful misconduct.

7.2	Immuron’s Indemnity. Subject to the terms of this Agreement, Immuron shall indemnify, defend, and hold harmless Synlait and its officers, directors, employees, and agents and their respective successors, heirs and assigns (the “Synlait Indemnitees”), against any and all liability, damage, loss and expense, including reasonable attorneys’ fees and expenses of litigation, incurred by or imposed upon any of the Synlait Indemnitees in connection with any claims, suits, actions, demands or judgments (“Immuron Indemnifying Claims”) arising out of any theory of liability, including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis, concerning Immuron or its distributors’, agents’ or licensees’ exploitation use of any HIC that Synlait supplies to Immuron, except to the extent that any Immuron Indemnifying Claims are the result of Synlait’s failure to comply with its warranties under Section 3.9 or other express warranties under this Agreement or its gross negligence or willful misconduct.

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7.3	Notice. If a party receives notice of any Immuron Indemnifying Claim or if Immuron receives notice of any Synlait Indemnifying Claim (each, an “Indemnifying Party”), the other party (the “Indemnitee”) shall, as promptly as is reasonably possible, give the Indemnifying Party notice thereof; provided, however, that failure to give such notice promptly shall only relieve the Indemnifying Party of any indemnification obligation hereunder to the extent such failure diminishes the ability of the Indemnifying Party to respond to or to defend the Indemnitee against such indemnifying claim of the Indemnifying Party. The Parties shall consult and cooperate with each other regarding the response to and the defense of any such indemnifying claim and the Indemnifying Party shall assume the defense or represent the interests of the Indemnitee in respect of such indemnifying claim of the Indemnifying Party, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Indemnitee Party and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Indemnified, such consent not to be unreasonably withheld. Nothing herein shall prevent the Indemnified from retaining its own counsel and participating in its own defense at its own cost and expense.

7.4	Settlements. Neither party may settle a claim or action related to its indemnity obligations hereunder without the consent of the Indemnitee, if such settlement would impose any monetary obligation on the Indemnitee or require the Indemnitee to submit to an injunction or otherwise limit the other the Indemnitee, its Affiliates, employees, agents, officers or directors.

7.5	Limitation of Liability. In no event shall either party be liable to the other for any lost profits, lost savings, or any other incidental, special, exemplary, or consequential damages, even if such party has been advised of the possibility of such damages, arising out of or in connection with this agreement.

8.	Dispute Resolution

8.1	Dispute. For the purpose of this Section 8, “Dispute” means any dispute or material difference arising out of or in connection with this Agreement, between the parties.

8.2	No Court Proceedings. No party may commence or initiate any court proceedings (except applications for urgent interim injunctive relief) until the procedures set out below have been followed.

8.3	Notice of Dispute. A party that considers a Dispute has arisen or exists shall be entitled to send written notice to the other party involved in the Dispute (Dispute Notice) setting out a full description of the matters in dispute.

8.4	Dispute Resolution. Any Dispute, shall be brought to the attention of each party’s representatives, which shall attempt in good faith to achieve a resolution. Either party may convene a special meeting for the purpose of resolving disputes. If the parties are unable to resolve any dispute within four (4) weeks of the first presentation of such dispute to each other, such dispute shall be referred to the managing directors of each of the parties (or their respective designees) who shall use their good faith efforts to mutually agree upon the proper course of action to resolve the dispute. If any dispute is not resolved by the parties’ managing directors (or their designees, as the case may be) within four (4) weeks after such dispute is referred to them, then either party shall have the right to refer such dispute to mediation.

8.5	Mediation. A Dispute which is not resolved in accordance with Section 8.4 shall be submitted by the parties for mediation through non-binding mediation by a mediator agreed by the parties, and if the parties do not agree on a mediator within a further 7 days, then a mediator nominated by the then President of the Law Institute of Victoria (or any succeeding body) at the request of either party. Any mediation must be conducted in accordance with the Australian Commercial Dispute Centre Rules (or any succeeding body) and each of the parties must participate in that mediation in an attempt to resolve the Dispute in question. The parties shall request the mediator to confer with the parties to design procedures to conclude the mediation within no more than four (4) weeks after initiation.

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9.	Confidentiality

9.1	Confidential Information. “Confidential Information” means any scientific, technical, trade or business information or material related to a party’s (the Discloser) technology or business that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and is disclosed to the other party or to that other party’s Affiliates (collectively, the Recipient) in connection with this Agreement. Without limiting the foregoing, a party’s Confidential Information includes information in which such party owns the intellectual property rights and interests in accordance with the terms herein.“Confidential Information” does not include information that: (i) is now or subsequently becomes generally available to the public through no wrongful act or omission of Recipient; (ii) Recipient can demonstrate to have had rightfully in its possession prior to disclosure to Recipient by Discloser; (iii) is independently developed by Recipient without use, directly or indirectly, of any Confidential Information of Discloser as can be demonstrated by Recipient; or (iv) Recipient rightfully obtains from a third party (except such third parties who act for or on behalf of the Discloser) who has the unrestricted right to transfer or disclose it.

9.2	Non-disclosure. Except as specifically authorized in this Agreement or as has otherwise been specifically authorized by Discloser in writing, Recipient shall not directly or indirectly reproduce, use, distribute, disclose or otherwise disseminate the Discloser’s Confidential Information and shall not take any action causing, or fail to take any reasonable action necessary to prevent any Confidential Information disclosed to Recipient to lose its character as Confidential Information. If required by law, the Recipient may disclose the Discloser’s Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that: (i) such disclosure is subject to all applicable governmental or judicial protection available for like information; (ii) reasonable advance notice is given to the Discloser; and (iii) the Discloser is provided with a reasonable opportunity to avail itself of legal process to prevent or minimize such disclosure.

9.3	Return of Information. Upon expiration or termination of this Agreement, or upon request by Discloser, Recipient shall promptly deliver to Discloser all Confidential Information of Discloser and all embodiments and/or copies thereof then in its custody, control or possession and shall deliver within one (1) week after such expiration or termination or request a written statement to Discloser certifying such action.

9.4	Ownership. Except as otherwise set out in this Agreement, as between the parties all Confidential Information disclosed by Discloser shall remain the property of Discloser and no license or other right to such information is granted or implied hereby.

9.5	Disclosure to Employees and Non-Employee Consultants. Recipient agrees that access to Confidential Information will be limited to those employees and other authorized representatives and consultants of Recipient who: (i) need to know such Confidential Information in order to conduct their work in connection with the terms of this Agreement, and (ii) have signed agreements with Recipient obligating them to maintain the confidentiality of Confidential Information disclosed to them on terms no less onerous than those provided for herein. Recipient further agrees to inform such employees or authorized representatives of the confidential nature of Discloser’s Confidential Information and agrees to take all reasonably necessary steps to ensure that the terms of this Agreement are not violated by them.

9.6	Term. Recipient’s duty to protect Discloser’s Confidential Information pursuant to this Agreement survives termination or expiration of this Agreement.

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10.	General Provisions

10.1	Disclaimer. Except as expressly set forth in this Agreement, each party makes no representations and extends no warranties of any kind, either express or implied. notwithstanding anything to the contrary set forth herein, there are no express or implied warranties of merchantability or fitness for a particular purpose, or that the use of the information, materials, software and other technology provided hereunder will not infringe any patent, copyright, trademark, or other rights of any third party.

10.2	Assignment. Each of Synlait and Immuron shall not be entitled to assign this Agreement or any of the rights or obligations hereunder without the express prior written consent of Immuron.

10.3	Agreement Binding. This Agreement shall be binding upon and inure to the benefit of each party’s successors, legal representatives and permitted assigns.

10.4	Non-Waiver. The waiver by either of the parties of any breach of any provision hereof by the other party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

10.5	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Victoria, Australia. The parties submit to the exclusive jurisdiction of such courts in respect of all matters arising out of or relating to this Agreement, its performance and subject matter.

10.6	Partial Invalidity. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms or provisions of this Agreement, or the application thereof to any circumstances, to be invalid or unenforceable in a final non-appealable order, the parties shall use their best efforts to reform the portions of this Agreement declared invalid to realize the intent of the parties as fully as practicable, and the remainder of this Agreement and the application of such invalid term or provision to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the remaining terms and provisions of this Agreement shall remain valid and enforceable to the fullest extent of the law.

10.7	Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing and addressed to such other party at its address indicated above, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

10.8	Force Majeure. No failure or omission by the parties hereto in the performance of any obligation of this Agreement (other than the obligation to make due payments), shall be deemed a breach of this Agreement nor shall it create any liability if the same shall arise from any cause or causes beyond the reasonable control of the affected party, including, but not limited to, the following, which for purposes of this Agreement shall be regarded as beyond the control of the party in question: acts of nature; acts or omissions of any government; any rules, regulations, or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; plague of epic proportion; accident; war; terrorism rebellion; insurrection; riot; invasion; strikes; and labor lockouts; provided that the Party so affected shall notify the other of the existence of an event of force majeure and use its best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed. The time for the performance of an obligation affected by force majeure shall be extended by the period of the force majeure event, provided that if an even of force majeure shall persist for 6 months, the party not affected thereby shall be entitled to terminate this Agreement by delivering to the affected party notice to such effect.

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10.9	Entire Agreement. This Agreement, including any schedules and any exhibits attached hereto, constitutes the entire understanding between the parties with respect to the subject matter contained herein and supersedes any and all prior agreements, understandings and arrangements whether oral or written between the parties relating to the subject matter hereof (including, without limitation, the Memorandum of Understanding referenced in the Preamble hereto).

10.10	Amendments. No amendment, change, modification or alteration of the terms and conditions of this Agreement shall be binding upon either party unless in writing and signed by the party to be charged.

10.11	Independent Contractors. It is understood that both parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither party hereto is to be considered the agent of the other party for any purpose whatsoever. Neither party has any authority to enter into any contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party.

Executed as an Agreement.

Immuron Limited		Synlait Milk Ltd.

by:	/s/ Amos Meltzer	by:

name:	Amos Meltzer	name:

title:	CEO	title:

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Schedule 1

Vaccine Specifications

Vaccines supplied to Synlait under Section 3.2(a) shall be the subject of consents from each of:

1.	Biosecurity New Zealand

2.	Veterinary medicines control section of Ministry of Agriculture and Food and Fisheries

3.	Environment Resources Management Authority

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Schedule 2: Specification for Travelan Hyperimmune Colostrum

Synlait Milk Ltd
1028 Heslerton Road
RD13, Rakaia 7783
New Zealand
P +64 3 373 3000
www.synlait.com	Confidential – This document is the property of Synlait Milk Ltd

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CONFIDENTIAL

Synlait Milk Ltd
1028 Heslerton Road
RD13, Rakaia 7783
New Zealand
P +64 3 373 3000
www.synlait.com	Confidential – This document is the property of Synlait Milk Ltd

15

CONFIDENTIAL

Synlait Milk Ltd
1028 Heslerton Road
RD13, Rakaia 7783
New Zealand
P +64 3 373 3000
www.synlait.com	Confidential – This document is the property of Synlait Milk Ltd

16

CONFIDENTIAL

Synlait Milk Ltd
1028 Heslerton Road
RD13, Rakaia 7783
New Zealand
P +64 3 373 3000
www.synlait.com	Confidential – This document is the property of Synlait Milk Ltd

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